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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  April 5, 1997

                          ALLEGHENY POWER SYSTEM, INC.
             (Exact name of registrant as specified in its charter)



          STATE OF MARYLAND                    1-267                          13-5531602
           (State or other                  (Commission                      (IRS Employer
           jurisdiction of                  File Number)                   Identification No.)
           incorporation)



      Allegheny Power System, Inc.
         10435 Downsville Pike
         Hagerstown, Maryland                                                   21740-1766
(Address of principal executive offices)                                        (Zip Code)



Registrant's telephone number, including area code:  (301) 790-3400




                                       N/A
          (Former name or former address, if changed since last report)
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Items 1 - 4.  Not Applicable.

Item 5.  Other Events

            The following information was included in a joint press release issued by Allegheny Power System, Inc., a Maryland corporation (the "Company"), and DQE, Inc., a Pennsylvania corporation ("DQE"), on April 7, 1997:

            The Company and DQE, the parent company of Duquesne Light
Company, have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction creating a company with a total market capitalization of approximately $10.6 billion ($6.2 billion in equity and $4.4 billion in net debt and preferred stock). The merger is intended to be accounted for as a pooling of interests.

            The merger, which was unanimously approved by both companies' boards of directors, will create a diversified energy company with two million customers in five states and generating capacity of more than 11,000 megawatts of electricity. The combined company will be called Allegheny Energy.

            Under the terms of the transaction, DQE shareholders will receive 1.12 shares of the Company's common stock for each share of DQE common stock. The Company will issue approximately 86.5 million shares, valued at approximately $2.6 billion, to shareholders of DQE in the transaction, based upon the closing stock price on April 4, 1997 of $29.75 per share of the Company's common stock. DQE's net debt and preferred stock, as of December 31, 1996, was $1.7 billion. Shareholders of DQE will receive the Company's dividend in effect at the time of the closing of the merger. The Company currently pays an annual dividend of $1.72 per share.

            Alan J. Noia will be the Chairman and Chief Executive Officer of Allegheny Energy and David D. Marshall will be Allegheny Energy's President and Chief Operating Officer. The board of directors of Allegheny Energy will consist of nine directors nominated by the Company and six directors nominated by DQE. Allegheny Energy will be headquartered near Hagerstown, Maryland with a significant operating presence in both the Pittsburgh and Greensburg, Pennsylvania areas.

            The merger is conditioned, among other things, upon the approvals of each company's shareholders and the necessary approvals of various state and federal regulatory agencies, including the public utility commissions in


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A:42609.1
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Pennsylvania and Maryland; the Securities and Exchange Commission; the Federal
Energy Regulatory Commission; and the Nuclear Regulatory Commission. The companies are hopeful that the required approvals can be obtained within 12 to 18 months.

            The Company provides electric service to nearly 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia and West Virginia, an area of about 29,100 square miles with a population of nearly 3 million. Incorporated in Maryland in 1925 with headquarters near Hagerstown, Maryland, the Company is a registered public utility holding company that derives substantially all of its income from the operations of its electric utility subsidiaries, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company. The Company has a wholly owned, nonutility subsidiary, AYP Capital, which is pursuing and developing opportunities related to its core utility business.

            DQE, Inc., an electric utility holding company whose origin dates back to 1880, has subsidiaries engaged in the production, transmission, and sale of electric energy. Duquesne Light Company serves more than 580,000 customers in a service territory that is approximately 800 square miles, including the city of Pittsburgh. DQE's other subsidiaries include: Duquesne Enterprises, which makes strategic investments beneficial to DQE's core energy business; Montauk, a financial services company, which makes long-term investments and provides financing to DQE's other market-driven businesses; DQE Energy Services, which provides energy solutions for customers in domestic and international markets; and DQEnergy Partners, which aligns DQE with strategic partners to capitalize on opportunities in the dynamic energy services industry.

            The preceding is qualified in its entirety by reference to the Merger Agreement, Stock Option Agreement and Letter Agreement, which are attached hereto as exhibits.

Item 6.  Not Applicable.

Item 7.  Exhibits.

2(a) Agreement and Plan of Merger dated as of April 5, 1997 among the Company, DQE and AYP Sub, Inc.

2(b) Stock Option Agreement, dated as of April 5, 1997, between the Company and DQE.


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2(c)         Letter Agreement, dated as of April 5, 1997, between
             the Company and DQE.

(99)         Press Release, dated April 7, 1997, issued by the
             Company and DQE.



                                    SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ALLEGHENY POWER SYSTEM, INC.



                                             By: /s/ Thomas K. Henderson
                                                 --------------------------
Date: April 9, 1997                              Thomas K. Henderson
                                                 Vice President, Legal


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